As filed with the Securities and Exchange Commission on June 30, 2016

Registration No. 333-190596

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Northern Tier Energy LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2911	80-0763623
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

(602) 302-5450

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Melissa M. Buhrig

Executive Vice President, General Counsel and Secretary

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

(602) 302-5450

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Alan Beck

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Automatic Shelf Registration Statement on Form S-3 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by Northern Tier Energy LP, a Delaware limited partnership (“NTI”):

•	Registration Statement No. 333-190596, filed on August 13, 2013, registering the offering and sale from time to time of an unlimited number of common units representing limited partner interests (the “Common Units”).

Pursuant to the Agreement and Plan of Merger dated as of December 21, 2015 (the “Merger Agreement”), by and among Western Refining, Inc., a Delaware corporation (“WNR”), Western Acquisition Co, LLC, a Delaware limited liability company and wholly-owned subsidiary of WNR (“MergerCo”), NTI and Northern Tier Energy GP LLC, a Delaware limited liability company and the general partner of NTI (“NTI GP”), MergerCo merged with and into NTI (the “Merger”), with NTI surviving the Merger as a wholly-owned subsidiary of WNR, on June 23, 2016.

As a result of the Merger, NTI has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by NTI in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, NTI hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities NTI registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 30, 2016.

NORTHERN TIER ENERGY LP

By:	Northern Tier Energy GP LLC,
its general partner

By:	/s/ David L. Lamp
Name:	David L. Lamp
Title:	President and Chief Executive Officer of Northern Tier Energy GP LLC

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

President and Chief Executive Officer of
/s/ David L. Lamp	Northern Tier Energy GP LLC
David L. Lamp	(Principal Executive Officer)	June 30, 2016

/s/ Karen B. Davis	Executive Vice President and Chief Financial Officer of Northern Tier Energy GP LLC
Karen B. Davis	(Principal Financial Officer and Principal Accounting Officer)	June 30, 2016